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                                                                    Exhibit 99.1

Fleetwood Enterprises, Inc.
3125 Myers Street
Riverside, CA 92503-5527

Contact:
     Boyd R. Plowman, Senior Vice President-Finance (909) 351-3340

     Lyle Larkin, Vice President-Treasurer (909) 351-3535


            FLEETWOOD ENTERPRISES ANNOUNCES AMENDED CREDIT AGREEMENT --EARNINGS RELEASE AND CONFERENCE CALL SCHEDULED FOR DECEMBER 10--

         RIVERSIDE, CALIF., DECEMBER 5, 2001 -- Fleetwood Enterprises, Inc. (NYSE:FLE), the nation's largest manufacturer of recreational vehicles and a leading producer and retailer of manufactured housing, announced today that it has successfully reached an agreement with its loan syndicate to amend its credit facility dated July 27, 2001.

         Among the modifications to the credit agreement, the EBITDA (earnings before interest, taxes, depreciation and amortization) covenant has been replaced with a Free Cash Flow covenant, which takes into consideration a range of additional factors, including capital expenditures, service on junior subordinated debt and certain new capital proceeds. In addition, the entire credit facility has been permanently reduced to its current commitment level of $220 million.

         The amendments are effective as of October 28, 2001, and therefore the results of the Company's second quarter, ended October 28, fall under the revised covenants. Final results for the second quarter will be announced on December 10, 2001, followed by a conference call on the same day at 10:00 a.m. PST. Interested parties may listen to the live Webcast of the call by accessing www.streetevents.com or www.companyboardroom.com. The call will also be accessible from the Company's Website, www.fleetwood.com. An archive of the call will be available for 10 days.

         "We are pleased with the results of our negotiations with Bank of America and our loan syndicate," said Nelson W. Potter, president and chief executive officer. "The covenants included in the amended agreement allow us to focus on improving operating results. We believe that the revised requirements provide us with greater flexibility to adjust other factors in our business plan in case of a shortfall in operating results."


THIS PRESS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION BASED ON THE BELIEFS OF THE COMPANY'S MANAGEMENT AS WELL AS ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO, THE COMPANY'S MANAGEMENT. SUCH STATEMENTS REFLECT THE CURRENT VIEWS OF THE COMPANY WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES, AND ASSUMPTIONS, INCLUDING RISK FACTORS IDENTIFIED IN THIS PRESS RELEASE, THE COMPANY'S 10-K AND OTHER SEC FILINGS. THESE RISK FACTORS INCLUDE, WITHOUT LIMITATION, CONTINUED WEAKNESS IN THE MANUFACTURED HOUSING AND RECREATIONAL VEHICLE MARKETS, THE COMPANY'S ABILITY TO SECURE ADDITIONAL FINANCING ON FAVORABLE TERMS AND IN A TIMELY MANNER, THE AVAILABILITY OF WHOLESALE AND RETAIL FINANCING IN THE FUTURE AND CHANGES IN RETAIL INVENTORY LEVELS IN THE MANUFACTURED HOUSING AND RECREATIONAL VEHICLE INDUSTRIES. ACTUAL RESULTS, EVENTS AND PERFORMANCE MAY DIFFER MATERIALLY. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF. THE COMPANY UNDERTAKES NO OBLIGATION TO RELEASE PUBLICLY THE RESULT OF ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS THAT MAY BE MADE TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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